Preferred Apartment Communities, Inc. Announces Retirement of Executive Chairman of the Board Daniel M. DuPree

Atlanta, GA, April 1, 2021

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") today announced that Daniel M. DuPree, the Company’s Executive Chairman of the Board, has elected not to stand for re-election at the Company’s 2021 Annual Stockholders Meeting and to retire from the Board of Directors (the “Board”), effective on June 3, 2021, the date of the Annual Stockholders Meeting.
Mr. DuPree, age 74, has served on the Board of PAC since the Company’s IPO in 2011 and has served as Executive Chairman of the Board since January 2020.  Previously, he served as Chairman of the Board and Chief Executive Officer from April 2018 to December 2019, and as Vice Chairman of the Board from August 2012 to April 2018.
Mr. DuPree has over 48 years of commercial real estate experience including President and Chief Operating Officer at Cousins Properties Inc. (NYSE: CUZ) as well as the founder and Chief Executive Officer of New Market Development Company, a shopping center management and development company that was acquired by Cousins in 1992.
“As an organization, we are truly grateful to Dan for his many years of leadership and guidance at PAC. Dan stepped in to serve as CEO to succeed John Williams in 2018 and has been a valued member of our Board since the IPO in 2011. During Dan’s tenure with the Company, PAC has grown from a start-up to a premier real estate owner and operator focused in vibrant and growing Sunbelt markets. I have known and worked with Dan at various organizations and in various capacities for over 30 years, and his commercial real estate acumen has benefited every company he has been a part of and PAC is certainly no exception. All of us will miss Dan on our Board and we wish him all the best in his well-earned retirement,” commented Joel T. Murphy, Preferred Apartment Communities' President and Chief Executive Officer.
About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers and  Class A office buildings. Preferred Apartment Communities' investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans for multifamily properties. As of December 31, 2020, the Company owned or was invested in 116 properties in 13 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer

Email: jisakson@pacapts.com

Preferred Apartment Communities, Inc.
Paul Cullen  770-818-4144
Executive Vice President-Investor Relations
Email: Investorrelations@pacapts.com